UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 10, 2012

Date of Report (date of earliest event reported)

GIGOPTIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35520	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive

San Jose, CA 95134

(Address of principal executive offices)

(408) 522-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2012 the Board of Directors (the “Board”) of GigOptix, Inc. (the “Company”), upon recommendation of the Compensation Committee, approved amendments to the Employment Agreements of Dr. Katz and Messrs. Sacks and Betti-Berutto to provide for a potential tax equalization payment or gross-up payment to the executive, which would place the executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), did not apply (the “Tax Penalty”). Such a provision is typically referred to as a “280G gross-up.” It will only be operative in the event of a Change of Control (as such term is defined in the respective Employment Agreement for each of Dr. Katz and Messrs. Sacks and Betti-Berutto) if “excess parachute payments” of more than three times the “base amount” of a “disqualified individual” (which may include Dr. Katz and Messrs. Sacks and Betti-Berutto) are paid to the disqualified individual (all terms as defined in connection with Code Section 280G). Any excess parachute payments are also nondeductible to the Company under Section 280G of the Code. The Compensation Committee and the Board arrived at the decision to provide for a 280G gross-up for Dr. Katz and Messrs. Sacks and Betti-Berutto after careful analysis of several factors. The intent and compensation strategy of the Board, acting upon the recommendations of the Compensation Committee, has always been for the co-founders of the Company, Dr. Katz and Mr. Betti-Berutto, to have a significant equity stake in the Company, which in part due to the formation of the Company’s predecessor, GigOptix LLC as a limited liability company, resulted in the co-founders, unlike most other founders of companies, not having an existing ownership interest upon such formation, and instead receiving compensatory grants as a means of delivering this stake. It has also been the compensation strategy of the Company to provide aggregate compensation to employees, including the executive officers of the Company, that is commensurate with compensation of a peer group, but in deciding the mix that makes up such aggregate compensation, the Company has, to the extent possible, used equity compensation rather than cash, in order to conserve the Company’s cash position for its continued growth and development, for the benefit of all the Company’s stockholders. However, one of the effects of the use of equity compensation rather than outright equity at formation and cash as compensation is a potential risk that one or more of the executives could lose a substantial portion of the benefit of their existing compensation arrangements due to the Tax Penalty in the event of a Change of Control, and would therefore not receive the full intended benefit of their existing compensation arrangements with the Company. For this reason, the Compensation Committee has recommended, and the Board has approved, the addition of the 280G gross-up provisions to the respective Employment Agreements of each of Dr. Katz and Messrs. Sacks and Betti-Berutto.

Other than as described above, the material terms of the Employment Agreements of each of Dr. Katz, Messrs. Sacks and Betti-Berutto as previously disclosed by the Company have not been revised. Copies of these Employment Agreements are attached hereto as Exhibits 10.1, 10.2, and 10.3 and are incorporated herein by reference. The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to Exhibits 10.1, 10.2, and 10.3.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

Exhibit 10.1	Amended and Restated Employment Agreement by and between the Company and Dr. Katz, dated as of August 10, 2012.

Exhibit 10.2	Amended and Restated Employment Agreement by and between the Company and Mr. Sacks, dated as of August 10, 2012.

Exhibit 10.3	Amended and Restated Employment Agreement by and between the Company and Mr. Betti-Berutto, dated as of August 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC.

By:	/s/ Dr. Avi Katz
Name: Dr. Avi Katz
Title: Chief Executive Officer

Date: August 15, 2012

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Amended and Restated Employment Agreement by and between the Company and Dr. Katz, dated as of August 10, 2012.

Exhibit 10.2	Amended and Restated Employment Agreement by and between the Company and Mr. Sacks, dated as of August 10, 2012.

Exhibit 10.3	Amended and Restated Employment Agreement by and between the Company and Mr. Betti-Berutto, dated as of August 10, 2012.